Exhibit 99.1

AGS REPORTS RECORD Fourth QUARTER 2022 RESULTS

Fourth Quarter 2022 Highlights:

•	Total Revenue Increased 16% Y/Y to a Record $81.7 Million; Up Sequentially for the Eighth Consecutive Quarter
•	Net Income Reached a Record $2.5 Million
•	Adjusted EBITDA Improved 16% Y/Y to a Quarterly Record $37.3 Million
•	Achieved Year-End 2022 Net Leverage Target of less than 4.0x
•	Domestic EGM Recurring Revenue Grew to a Record $46.8 Million; Up 8% Y/Y and 13% Ahead of Q4 2019
•	Domestic Premium EGM Mix Reached 15% at Year End; Footprint Has Grown for Twelve Straight Quarters
•	Global EGM Sales Eclipsed 1,000 Units for the Second Consecutive Quarter; Highest Level Achieved Since Q4 2019
•	Targeting to Exit 2023 With Net Leverage in the Range of 3.25x to 3.75x

LAS VEGAS, MARCH 9, 2023 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company"), a designer and developer of equipment and services solutions for the global gaming industry, today reported operating results for the fourth quarter and full year ended December 31, 2022.

Commenting upon the Company's fourth quarter financial performance, AGS President and Chief Executive Officer David Lopez said, "Our record-setting fourth quarter results reflect the accelerating returns we continue to realize on investments made into our R&D, sales and product management teams over the past several years. Looking ahead to 2023, I see a set of company-specific growth catalysts forming within all three segments of our business that should allow our recent operating momentum to continue."

Kimo Akiona, AGS Chief Financial Officer added, "We exited 2022 with net leverage inside of 4.0x, consistent with the expectations articulated at the start of the year. As we move forward into 2023, our organization remains squarely focused on maximizing free cash flow and further reducing the amount of leverage on our balance sheet."

Summary of the Three and Twelve Months Ended December 31, 2022 and 2021

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2022	2021	% Change	2022	2021	% Change
Revenues:
EGM	$75,338	$64,498	16.8%	$284,331	$237,809	19.6%
Table Products	3,890	3,189	22.0%	14,920	11,879	25.6%
Interactive	2,508	2,536	(1.1)%	10,185	10,008	1.8%
Total revenues	$81,736	$70,223	16.4%	$309,436	$259,696	19.2%
Income from operations	$13,447	$1,849	627.3%	$37,969	$19,703	92.7%
Net income (loss)	$2,541	$(9,090)	(128.0)%	$(8,035)	$(22,572)	(64.4)%
Income (loss) per share	$0.06	$(0.25)	(124.0)%	$(0.22)	$(0.62)	(64.5)%

Adjusted EBITDA:
EGM	$34,412	$29,487	16.7%	$127,502	$112,817	13.0%
Table Products	2,370	1,951	21.5%	8,781	6,438	36.4%
Interactive	498	816	(39.0)%	2,360	3,332	(29.2)%
Total Adjusted EBITDA(1)	$37,280	$32,254	15.6%	$138,643	$122,587	13.1%
Total Adjusted EBITDA margin(2)	45.6%	45.9%	(30 bps)	44.8%	47.2%	(240 bps)

Fourth Quarter 2022 Financial Results

•	Total revenue increased approximately 16% year-over-year to a record $81.7 million. Table Products revenue advanced 22% versus the prior year, reflecting outsized growth within our progressive installed base, growing demand for our PAX S single-deck card shuffler, further adoption of our AGS Arsenal site license offering, and the Q1 2022 Lucky Lucky side bet acquisition. EGM revenue increased by nearly 17% year-over-year, paced by EGM sales revenue growth of over 40% and the achievement of quarterly record domestic EGM gaming operations revenue. Global EGM sales topped 1,000 units for the second consecutive quarter and reached the highest level achieved since Q4 2019. The continuous improvement in our EGM unit sales performance reflects successful execution of our coordinated strategy to broaden our global customer account penetration; accelerating returns on recent R&D investments intended to strengthen the breadth and diversity of our EGM game content and gaming cabinet portfolios; continued recovery in North American replacement unit demand; and complementary EGM sales into international markets. Interactive revenue was relatively consistent with the prior year at $2.5 million, as outsized growth within our Real Money Gaming ("RMG") business was offset by an anticipated decline in social casino revenue as we continue to strategically orient our Interactive technical and commercial resources around maximizing profitable revenue growth within the RMG channel. Total revenue improved approximately 4% over the $78.3 million delivered in Q3 2022, representing our eighth consecutive quarter of sequential total revenue growth.
•

Gaming operations, or recurring revenue, increased 8% year-over-year, topping $57 million for the first time in the Company's history. Domestic EGM recurring revenue grew to a record $46.8 million, up 8% year-over-year and approximately 13% ahead of Q4 2019 levels. Our growing premium game mix, improved core content execution, further implementation of fleet optimization initiatives, and a stable domestic gaming macroeconomic backdrop supported our record Q4 2022 Domestic EGM recurring revenue performance. International EGM recurring revenue advanced 12% year-over-year, paced by the consistent recovery trends we continue to observe throughout the Mexico gaming market and further implementation of our continuous installed base optimization initiatives. International EGM recurring revenue has increased sequentially for ten consecutive quarters. Table Products recurring revenue increased by approximately 19% year-over-year to $3.7 million, supported by growth across all product verticals.  In aggregate, recurring revenue accounted for over 70% of our consolidated Q4 2022 revenue mix.

•	We generated record net income of $2.5 million in Q4 2022 compared to a net loss of $9.1 million in the prior year period. The year-over-year increase in our reported net income was predominantly driven by our strong year-over-year revenue growth and continued organizational focus on operating expense efficiency, which were partially offset by slightly higher interest expense resulting from the recent move higher in market-level interest rates. Q4 2022 marked the third consecutive quarter in which we were able to generate positive net income.
•

Total Adjusted EBITDA (non-GAAP)(1) increased approximately 16% year-over-year to a record $37.3 million compared to $32.3 million in Q4 2021. Year-over-year Adjusted EBITDA growth within the Table Products and EGM segments of approximately 21% and 17%, respectively, was partially offset by a decline within the Interactive segment, as we continued to incur incremental expense in order to strengthen our RMG customer account management capabilities, accelerate the flow of new AGS game content into the North American RMG channel and diversify our online content offering into new game categories, including instant win and table games. Total Adjusted EBITDA increased approximately 8% on a quarterly sequential basis relative to the $34.5 million delivered in Q3 2022 and has now improved sequentially in seven of the past eight quarters.

•

Total Adjusted EBITDA margin (non-GAAP)(1) was 45.6% compared to 45.9% in Q4 2021. The modest year-over-year Adjusted EBITDA margin compression reflects a greater mix of EGM unit sales revenue, which carries a lower gross margin as compared to EGM gaming operations revenue, further normalization in our discretionary business operating expenses and market-level inflationary cost fluctuations, partially offset by a greater portion of R&D labor costs qualifying for capitalization treatment. Total Adjusted EBITDA margin expanded by over 150 basis points versus the 44.0% achieved in Q3 2022, largely a function of operating leverage realized on the 4% sequential increase in total revenue.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

(2) Basis points ("bps").

EGM

Three Months Ended December 31, 2022 compared to Three Months Ended December 31, 2021

(Amounts in thousands, except unit data)	Three Months Ended December 31,

	2022	2021	$ Change	% Change
EGM segment revenues:
Gaming operations	$51,207	$47,309	$3,898	8.2%
Equipment sales	24,131	17,189	6,942	40.4%
Total EGM revenues	75,338	64,498	10,840	16.8%

EGM Adjusted EBITDA	$34,412	$29,487	$4,925	16.7%

EGM Business Segment Key Performance Indicators ("KPI's")
EGM gaming operations:
EGM installed base:
Class II	11,251	11,256	(5)	(0.0)%
Class III	5,075	4,683	392	8.4%
Domestic installed base, end of period	16,326	15,939	387	2.4%
International installed base, end of period	6,244	7,643	(1,399)	(18.3)%
Total installed base, end of period	22,570	23,582	(1,012)	(4.3)%

EGM revenue per day ("RPD"):
Domestic revenue per day	$31.46	$30.17	$1.29	4.3%
International revenue per day	$7.61	$5.55	$2.06	37.1%
Total revenue per day	$24.87	$22.16	$2.71	12.2%

EGM equipment sales
EGM units sold	1,116	815	301	36.9%
Average sales price ("ASP")	$19,382	$19,286	$96	0.5%

EGM Quarterly Results

Domestic Gaming Operations
•

Domestic EGM gaming operations, or recurring revenue, increased approximately 8% year-over-year to a record $46.8 million. A nearly 60% year-over-year increase in our premium EGM installed base, the successful launch of our first-ever high-denomination game content, initial installs of our chart-topping Spectra gaming cabinet, further installed base optimization, and a stable gaming macroeconomic backdrop drove our improved quarterly recurring revenue performance versus the prior year. Domestic EGM recurring revenue topped $45 million for the third consecutive quarter and exceeded Q4 2019 levels by approximately 13%. Recurring revenue accounted for over 65% of the total domestic EGM revenue generated in Q4 2022.

•

Our domestic EGM installed base expanded to 16,326 units at the end of Q4 2022, representing an increase of 387 units versus the prior year. Installed base expansion in the year-over-year period was paced by outsized growth within our premium EGM footprint, as we continue to leverage our strong game performance, diverse array of cabinet configurations, enhanced complement of game mechanics, and deep portfolio of premium game content to further penetrate the premium EGM segment. Additionally, our decision to strategically expand our Class II EGM installed base within the state of Texas following the favorable Supreme Court ruling in June further supported our year-over-year domestic EGM installed base growth. Our domestic EGM installed base increased by 68 units versus the prior sequential quarter, marking the third consecutive quarter in which we were able to achieve sequential installed base growth. The full-scale commercial launch of our high-denomination game content and Spectra cabinet, along with continued penetration of the higher-yielding premium game market segment, supported our sequential growth in the quarter.

•

Our premium EGM installed base increased by nearly 60% year-over-year, accounting for 15% of our domestic EGM installed base at the end of Q4 2022 compared to 10% and 14% at the end of Q4 2021 and Q3 2022, respectively. Our premium EGM installed base increased by approximately 6% on a quarterly sequential basis, marking our twelfth consecutive quarter of premium unit growth. Our premium games continue to deliver superior RPD performance, as compared to our reported domestic average, strengthening the per unit earnings power of our domestic EGM installed base and enhancing the returns we are able to achieve on our machine-related growth capital investments.

•

Domestic EGM RPD increased 4% year-over-year to $31.46, exceeding $30 for the seventh consecutive quarter. Outsized premium unit growth, the introduction of our initial higher-yielding high-denomination game content, further fleet optimization, and a stable gaming macroeconomic environment paced our improved Q4 2022 domestic EGM RPD performance. Domestic EGM RPD increased approximately 1% relative to the $31.13 achieved in Q3 2022, as our company-specific yield optimization tools allowed us to outperform relative to the seasonal sequential decline realized in the broader domestic gaming revenue environment.

International Gaming Operations
•

International EGM gaming operations, or recurring revenue, totaled $4.4 million compared to $3.9 million in Q4 2021. International EGM recurring revenue improved approximately 2% over Q3 2022 levels, marking the tenth consecutive quarterly sequential increase. Our international recurring revenue performance continues to benefit from a consistent and broad-based recovery in macroeconomic conditions throughout Mexico and successful implementation of our global installed base optimization initiatives.

•

Our international EGM installed base totaled 6,244 units at December 31, 2022, relatively unchanged versus the prior sequential quarter, as we continue to observe stability within our international EGM installed base.

•

International EGM RPD was $7.61, representing a quarterly sequential increase of approximately 4% relative to the $7.34 achieved in Q3 2022. International EGM RPD has improved sequentially for ten consecutive quarters, reflecting the resilient performance of established AGS game franchises throughout the Mexico market and the continuous improvement in prevailing macroeconomic conditions within the country.

EGM Equipment Sales
•

We sold 1,116 EGM units globally in Q4 2022, representing an increase of over 35% compared to the 815 units sold in Q4 2021 and our highest level achieved since Q4 2019. A strategic focus on broadening our customer account penetration, particularly with larger multi-site operators; the ability to leverage a deeper and more diverse suite of gaming content, including our first titles in the high-denomination segment, to increase average order size; continued outsized penetration of the Historical Horse Racing ("HHR") market, supported by the strength of our game performance; a steady recovery in core North American replacement unit demand; and additional complementary international sales contributed to our improved EGM unit sales performance versus the prior year. EGM unit sales increased approximately 10% relative to the 1,014 units sold in Q3 2022.

•

Average sales price ("ASP") was $19,382 versus $19,286 in Q4 2021, topping $19,000 for the fifth consecutive quarter. The continued strength in our ASP performance reflects the premium pricing we have been able to command on our recently-launched Spectra UR43 cabinet, supported by its strong initial performance, and continued implementation of our price integrity initiatives on our Orion Curve cabinet.

•

We sold units into 25 U.S. states, two Canadian provinces and two international jurisdictions outside of North America throughout Q4 2022, as we continue to successfully implement strategic initiatives intended to broaden our customer account penetration, particularly with larger corporate buyers. Over the past three months, we received requisite regulatory approval to begin selling and leasing our products into three new states; CO, MN and MO. Collectively, these three states represent an addressable EGM market of over 40,000 units, which we intend to begin penetrating later this year.

Product Highlights
•

Our recently-launched Spectra UR43 gaming cabinet continues to garner industry-wide acclaim, achieving the number one ranking in the "New Portrait Upright" category of the Eilers-Fantini Cabinet Performance Report for five consecutive months, with reported game performance consistently exceeding two times house average. Spectra's initial launch titles, Long Bao Bao and Shamrock Fortunes, have supported the cabinet's chart-topping performance, with each theme achieving a top-15 ranking in the "New Core, Video Reel" category of the February 2023 Eilers-Fantini Game Performance Report. At year end, our Spectra footprint exceeded 200 units, comprising a mix of sold and leased units. Supported by Spectra's strong launch title performance and the deep portfolio of over 30 titles under development to support the cabinet during its first year of commercialization, we believe the product has the potential to position AGS as a share taker in the North American slot sales market.

•

Our first two high-denomination game themes, Mega Diamond and Gold Inferno, continue to deliver strong game performance both inside and outside of the high-limit room, with each theme indexing at a premium relative to its direct competitive set. As of December 31, 2022, we had over 440 high-denomination games placed with a variety of tribal and commercial customers. Looking ahead, we continue to believe our high-limit games' structurally superior win per day dynamics should boost our domestic EGM fleet optimization initiatives as we are able to build a critical mass of high-denomination games within our domestic EGM installed base. Additionally, the expansion of our content offering into the high-denomination vertical creates unique cross-sell opportunities, that should drive incremental domestic EGM unit sales volume.

•

Our Orion Curve Premium installed base increased by over 15% on a quarterly sequential basis and was up over threefold versus the prior year, as the product continues to establish critical mass across both Class II and Class III jurisdictions. Our robust Curve Premium game theme pipeline, consisting of over 25 titles, the expanded breadth of our product configuration and merchandising offerings, and strategic targeting of latent customers should allow us to further broaden our penetration of the higher-yielding premium game segment throughout 2023. As of year end 2022, we estimate we have only penetrated approximately 65% of the addressable casino market with our premium products.

(3) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended December 31, 2022 compared to Three Months Ended December 31, 2021

(Amounts in thousands, except unit data)	Three Months Ended December 31,

	2022	2021	$ Change	% Change
Table Products segment revenues:
Gaming operations	$3,691	$3,096	$595	19.2%
Equipment sales	199	93	106	114.0%
Total Table Products revenues	$3,890	$3,189	$701	22.0%

Table Products Adjusted EBITDA	$2,370	$1,951	$419	21.5%

Table Products unit information:
Table products installed base, end of period(4)	5,051	3,801	1,250	32.9%
Average monthly lease price	$241	$268	$(27)	(10.1)%

Table Products Quarterly Results

•	Gaming operations, or recurring revenue, increased approximately 19% year-over-year to $3.7 million. Growing customer demand for our industry-leading progressive products, greater customer adoption of our all-inclusive site license offering, the AGS Arsenal, further penetration of the single-deck specialty game card shuffler market with PAX S, and the Q1 2022 Lucky Lucky side bet acquisition all contributed to our improved recurring revenue performance versus the prior year. Recurring revenue accounted for approximately 95% of Q4 2022 total segment revenue.
•	Equipment sales revenue more than doubled versus the prior year to approximately $200 thousand. Sales revenue benefitted from further commercialization of our PAX S single-deck card shuffler and sales of other items within our diversified suite of table utility products.
•	Our installed base expanded by more than 80 units on a quarterly sequential basis to a record 5,051 units, led by an over 50 unit increase in our PAX S installed base. Our installed base increased by 1,250 units year-over-year(4), supported by growth in all Table Product categories, including progressives, side bets, premium games, and shufflers, and the addition of units acquired in conjunction with the Q1 2022 Lucky Lucky side bet acquisition.
•	Our average monthly lease price ("ALP") decreased approximately 10% year-over-year to $241, with the decline predominantly driven by a higher mix of lower-yielding side bet units resulting from the Lucky Lucky acquisition and an increase in trial units in connection with our PAX S rollout.
•	We ended Q4 2022 with over 1,800 progressive units installed, representing a year-over-year increase of more than 25%. Our Bonus Spin Xtreme ("BSX") progressive installed base expanded by over 15% sequentially and increased more than fourfold versus the prior year, as casino operators continue to leverage the product to activate progressives on latent roulette, craps and specialty game tables, and further optimize their overall table revenue performance. At year end, BSX was installed in nearly twenty different gaming jurisdictions throughout the United States and Canada.
•	Our PAX S specialty game card shuffler footprint grew to over 145 units at the end of Q4 2022, with units live in more than 40 unique casinos across 15 states and provinces. We successfully grew our PAX S footprint by over 65 units, and more than 80%, sequentially in Q4 2022. With PAX S approved in all major North American markets and supported by the overwhelmingly positive customer feedback we continue to receive on the product, we believe we remain in the very early stages of realizing PAX's true growth potential.
•	At year end, we were live with over 20 AGS Arsenal site licenses with a variety of tribal and commercial gaming operators. The Arsenal's compelling value proposition and our organizational commitment to investing in table product innovation continue to drive interest in our site license offering. In January 2023, we activated our second largest Arsenal deal to date, inked in conjunction with a recent new casino opening in Virginia.
•	Table Products Adjusted EBITDA increased by over 20% year-over-year to $2.4 million, as we were able to maintain Adjusted EBITDA margin above 60% while delivering outsized revenue growth within the segment. Adjusted EBITDA margin was 60.9% compared to 61.2% in Q4 2021, with the modest decrease largely attributable to a greater mix of equipment sales revenue, which carries a lower gross profit margin.

(4) As a result of a comprehensive review of our unit counts, the Table Products installed base and average monthly lease price have been revised in the prior period to reflect a more accurate count of the products on lease. The review resulted in no changes to revenues or Adjusted EBITDA.

Interactive

Three Months Ended December 31, 2022 compared to Three Months Ended December 31, 2021

(Amounts in thousands)	Three Months Ended December 31,

	2022	2021	$ Change	% Change
Interactive segment revenue:
Gaming Operations	$2,508	$2,536	$(28)	(1.1)%
Total Interactive revenue	$2,508	$2,536	$(28)	(1.1)%

Interactive Adjusted EBITDA	$498	$816	$(318)	(39.0)%

Interactive Quarterly Results

•	Interactive revenue totaled $2.5 million, in line with the prior year's performance. An approximately 7% year-over-year increase in real-money gaming revenue was offset by an anticipated decline in social casino revenue, as the Company continues to strategically refocus its technical and commercial Interactive resources to optimize long-term profitable RMG revenue growth.
•	RMG revenue eclipsed $2 million for the third consecutive quarter, accounting for 84% of Q4 2022 segment revenue compared to 78% in Q4 2021. The continued strong performance of player-favorite AGS game themes throughout the North American RMG market, the distribution of AGS content into new North American jurisdictions, and the broadening of the Company's B2C operator partner relationships paced the improved RMG revenue performance in the quarter. Revenues earned from North American-facing customers accounted for 89% of Q4 2022 RMG revenue mix compared to 67% in Q4 2021.
•	The Interactive segment delivered positive Adjusted EBITDA for the twelfth consecutive quarter, reflecting the Company's steadfast commitment to profitably scaling its RMG business. Interactive Adjusted EBITDA declined versus the prior year, as the Company continued to tactically invest in its Interactive team to improve the cadence of brick-and-mortar game content releases into the North American RMG channel, expand its content offering into new game genres, including instant win and table games, and strengthen its customer account management capabilities. We expect these incremental investments, along with our recent new market entrances and customer account activations, to support consistent and sustainable RMG revenue growth over the coming quarters.
•	The Company's RMG game content catalog, consisting of over 30 proven AGS land-based titles, was live in nearly all of the most prominent regulated North American online jurisdictions as of December 31, 2022, with PA, MI and NJ serving as our three highest revenue generating end markets. We successfully launched our RMG content into Alberta during Q4 2022 and beginning in Q1 2023 partnered with the British Columbia Lottery Corporation to introduce our online content to the second largest Canadian provincial online gaming market by gross gaming revenue.
•	Our online slot content was live with over 70 i-gaming operators globally at the end of 2022. Subsequent to quarter end, we recently announced the signing of a new partnership with DraftKings, Inc., enabling us to introduce our catalog of high-performing online game content to DraftKings Casino customers in New Jersey. Following a successful February 2023 launch, our game content is now live with all five of the highest revenue generating i-casino operators in the United States, a group that collectively accounts for over 80% of market-wide gross gaming revenue.

Liquidity and Capital Expenditures

The available cash balance, as of December 31, 2022, was $37.9 million and the Company had $40.0 million of availability under its undrawn revolving credit facility, resulting in total available liquidity of approximately $78 million.

The total principal amount of debt outstanding, as of December 31, 2022, was $571.4 million compared to $615.7 million at December 31, 2021. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, was approximately $533.5 million as of December 31, 2022, conveying a total net debt leverage ratio of 3.8 times compared to 4.2 times as of December 31, 2021(5).

Fourth quarter 2022 capital expenditures totaled $19.3 million, bringing full year 2022 capital expenditures to $69.2 million. Gaming equipment-related investments into the Company's EGM and Table Product installed bases accounted for approximately 65% of full year 2022 capital expenditures. Looking ahead to 2023, the Company expects to incur full year capital expenditures of $65 million to $70 million, inclusive of anticipated capitalized R&D expenditures.

2023 Net Leverage Target

Supported by the resilient trends observed within our day-to-day operations year-to-date, the growing demand for our increasingly diverse portfolio of high-performing gaming equipment, and our cautiously optimistic operating outlook for the remainder of the year, we expect to exit 2023 with net leverage in the range of 3.25 times to 3.75 times.

(5) Total Adjusted EBITDA and Total Net Debt Leverage Ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

AGS leadership will host a conference call to review the Company's fourth quarter and full year 2022 results on March 9, 2023, at 5 p.m. ET. Participants may access a live webcast of the conference call, along with a slide presentation reviewing the quarterly results, at the Company's Investor Relations website http://investors.playags.com. A replay of the webcast will be available on the website following the live event. U.S. and Canadian participants may access the call live by telephone by calling +1 (844) 200-6205, while international participants should call +1 (929) 526-1599. The conference call access code is 051825.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming equipment suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Senior Vice President Corporate Operations and Investor Relations

investors@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2023 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$37,891	$94,977
Restricted cash	20	20
Accounts receivable, net of allowance of credit losses $1,974 and $1,993, respectively	59,909	49,426
Inventories	35,394	27,534
Prepaid expenses	4,020	4,878
Deposits and other	8,930	8,240
Total current assets	146,164	185,075
Property and equipment, net	82,361	74,916
Goodwill	287,680	285,546
Intangible assets	142,109	160,044
Deferred tax asset	7,893	7,333
Operating lease assets	11,198	12,503
Other assets	7,346	7,394
Total assets	$684,751	$732,811

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,244	$9,439
Accrued liabilities	37,262	39,165
Current maturities of long-term debt	6,060	6,877
Total current liabilities	58,566	55,481
Long-term debt	550,081	599,281
Deferred tax liability, non-current	2,048	2,653
Operating lease liabilities, long-term	10,413	11,871
Other long-term liabilities	14,282	21,954
Total liabilities	635,390	691,240

Stockholders’ equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at December 31, 2022 and 2021; 37,789,131 and 36,943,770 shares issued and outstanding at December 31, 2022 and 2021, respectively	378	369
Additional paid-in capital	406,436	392,161
Accumulated deficit	(353,125)	(344,889)
Accumulated other comprehensive loss	(4,328)	(6,070)
Total stockholders’ equity	49,361	41,571
Total liabilities and stockholders’ equity	$684,751	$732,811

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenues
Gaming operations	$57,406	$52,941	$223,802	$205,627
Equipment sales	24,330	17,282	85,634	54,069
Total revenues	81,736	70,223	309,436	259,696
Operating expenses
Cost of gaming operations(6)	10,688	10,951	42,200	38,945
Cost of equipment sales(6)	12,442	8,241	44,472	24,262
Selling, general and administrative	16,847	18,928	67,728	63,749
Research and development	9,676	9,970	39,628	36,308
Write-downs and other charges	99	1,806	1,923	2,791
Depreciation and amortization	18,537	18,478	75,516	73,938
Total operating expenses	68,289	68,374	271,467	239,993
Income from operations	13,447	1,849	37,969	19,703
Other expense (income)	-	-	-	-
Interest expense	12,757	11,154	40,608	44,352
Interest income	(331)	(237)	(1,059)	(1,064)
Loss on extinguishment and modification of debt	-	-	8,549	-
Other expense (income)	(583)	93	131	1,185
Loss before income taxes	1,604	(9,161)	(10,260)	24,770
Income tax benefit (expense)	937	71	2,225	2,198
Net income (loss)	2,541	(9,090)	(8,035)	(22,572)
Foreign currency translation adjustment	1,276	574	1,742	(984)
Total comprehensive income (loss)	$3,817	$(8,516)	$(6,293)	$(23,556)

Basic and diluted income (loss) per common share:
Basic	$0.06	$(0.25)	$(0.22)	$(0.62)
Diluted	$0.06	$(0.25)	$(0.22)	$(0.62)
Weighted average common shares outstanding:
Basic	37,747	36,923	37,252	36,688
Diluted	37,747	36,923	37,252	36,688

(6) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	(8,035)	$(22,572)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	75,516	73,938
Accretion of contract rights under development agreements and placement fees	6,345	6,516
Amortization of deferred loan costs and discount	2,803	4,677
Write-off of deferred loan costs and discount	1,586	-
Cash paid for debt prepayment penalties to prior debt holders	848	-
Stock-based compensation expense	11,893	14,643
Provision for bad debts	465	235
Disposal of long-lived assets	427	590
Impairment of assets	30	2,257
Fair value adjustment of contingent consideration	1,466	(56)
Provision for deferred income tax (benefit)	(829)	(175)
Changes in assets and liabilities that relate to operations:	-	-
Accounts receivable	(10,534)	(8,133)
Inventories	(6,252)	1,577
Prepaid expenses	450	(1,332)
Deposits and other	(436)	(3,516)
Other assets, non-current	806	3,789
Accounts payable and accrued liabilities	1,160	5,894
Net cash provided by operating activities	77,709	78,332
Cash flows from investing activities
Business acquisitions, net of cash acquired	(4,750)	-
Proceeds from payments on customer notes receivable	1,867	1,362
Software development and other expenditures	(21,127)	(15,432)
Proceeds from disposition of assets	33	35
Purchases of property and equipment	(48,111)	(36,102)
Net cash used in investing activities	(72,088)	(50,137)
Cash flows from financing activities
Repayment of prior first lien credit facilities	(521,215)	-
Repayment of first lien credit facilities	(4,313)	(5,387)
Repayment of incremental term loans	(93,575)	(950)
Payment of financed placement fee obligations	(5,253)	(4,959)
Proceeds from term loans	569,250	-
Payment of deferred loan costs	(4,838)	(848)
Payment of debt prepayment penalties to prior debt holders	(848)	-
Payments of previous acquisition obligation	(514)	(534)
Payments on finance leases and other obligations	(1,213)	(1,321)
Repurchase of stock	(201)	(906)
Net cash used in financing activities	(62,720)	(14,905)
Effect of exchange rates on cash and cash equivalents	13	(2)
Net increase in cash, cash equivalents and restricted cash	(57,086)	13,288
Cash, cash equivalents and restricted cash, beginning of period	94,997	81,709
Cash, cash equivalents and restricted cash, end of period	$37,911	$94,997

Supplemental cash flow information:
Non-cash investing and financing activities:
Leased assets obtained in exchange for new operating lease liabilities	$956	$4,686
Leased assets obtained in exchange for new finance lease liabilities	$476	$317

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income (loss), income from operations, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net income (loss), income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of total revenues.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three Months Ended December 31,
(Amounts in thousands)
	2022	2021	$ Change	% Change
Net income (loss)	$2,541	$(9,090)	$11,631	(128.0)%
Income tax benefit	(937)	(71)	(866)	1219.7%
Depreciation and amortization	18,537	18,478	59	0.3%
Interest expense, net of interest income and other	11,843	11,010	833	7.6%
Write-downs and other(7)	99	1,806	(1,707)	(94.5)%
Other adjustments(8)	1,228	2,205	(977)	(44.3)%
Other non-cash charges(9)	2,648	2,129	519	24.4%
Non-cash stock-based compensation(10)	1,321	5,787	(4,466)	(77.2)%
Total Adjusted EBITDA	$37,280	$32,254	$5,026	15.6%

	Three Months Ended December 31,
(Amounts in thousands, except total Adjusted EBITDA margin)
	2022	2021	$ Change	% Change
Total revenues	$81,736	$70,223	$11,513	16.4%
Total Adjusted EBITDA	$37,280	$32,254	$5,026	15.6%
Total Adjusted EBITDA margin	45.6%	45.9%	(0.3)%	(30 bps)

(7) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets and fair value adjustments to contingent consideration.

(8) Other adjustments are primarily composed of the following:

•

Costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred for projects, costs incurred related to public offerings, contract cancellation fees and other transaction costs deemed to be non-operating in nature;

•	Acquisition and integration related costs related to the purchase of businesses and to integrate operations and obtain costs synergies;
•

Restructuring and severance costs, which primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented; and

•	Legal and litigation related costs, which consist of payments to law firms and settlements for matters that are outside the normal course of business.

(9) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(10) Non-cash stock-based compensation includes non-cash compensation expense related to grants of options, restricted stock, and other equity awards.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except total net debt leverage ratio)	December 31,	December 31,
	2022	2021
Total principal amount of debt	$571,376	$615,743
Less: Cash and cash equivalents	37,891	94,977
Total net debt	$533,485	$520,766
LTM Adjusted EBITDA	$138,643	$122,587
Total net debt leverage ratio	3.8	4.2

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Year Ended December 31, 2022	Nine Months Ended September 30, 2022	Three Months Ended December 31, 2022
Net cash provided by operating activities	$77,709	$52,574	$25,135
Software development and other expenditures	(21,127)	(15,439)	(5,688)
Purchases of property and equipment	(48,111)	(34,484)	(13,627)
Free Cash Flow	$8,471	$2,651	$5,820

(Amounts in thousands)	Year Ended December 31, 2021	Nine Months Ended September 30, 2021	Three Months Ended December 31, 2021
Net cash provided by operating activities	$78,332	$54,197	$24,135
Software development and other expenditures	(15,432)	(11,329)	(4,103)
Purchases of property and equipment	(36,102)	(24,938)	(11,164)
Free Cash Flow	$26,798	$17,930	$8,868